Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

Nanosphere Appoints Gene Cartwright, Ph.D. and Erik Holmlin, Ph.D.

to its Board of Directors

•	Gene Cartwright, Ph.D. is a leader in the molecular diagnostics and pathology industries:

•	Former CEO of Omnyx, a GE joint venture that brought automated, fully integrated “walk away” design to digital pathology

•	Former President of Molecular Diagnostics of GE Healthcare

•	Former Divisional Vice President of Molecular Diagnostics of Abbott Laboratories

•	Erik Holmlin, Ph.D. is a leader in the molecular diagnostics and genome mapping industries:

•	CEO of BioNano Genomics, a single molecule, whole genome mapping company

•	Founder of GeneOhm Sciences, a healthcare-associated infection (HAI) molecular diagnostics company that was sold to Becton Dickinson

•	Commercialized the technology used in a market-leading molecular diagnostic product for the detection of HAIs

NORTHBROOK, Illinois – June 20, 2013 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today announced the appointment of Gene Cartwright, Ph.D. and Erik Holmlin, Ph.D. to its Board of Directors. Drs. Cartwright and Holmlin each bring to Nanosphere extensive experience in leading molecular diagnostics businesses and in developing and growing market share of innovative diagnostics products. Dr. Cartwright has held leadership positions related to molecular diagnostics and digital pathology for GE and Abbott. Dr. Holmlin has introduced technology that enabled development of a leading molecular-based HAI diagnostics product, founded and ultimately sold a molecular diagnostics company to Becton Dickinson and currently leads a genome mapping company.

“We are pleased to welcome Gene and Erik to the board,” said Michael McGarrity, President, Chief Executive Officer and Board Member. “Each of their backgrounds is well suited to help us as we continue to lead the molecular diagnostics industry in applying sample-to-result, double-digit-multiplexed technologies to meaningfully under-addressed markets and drive our commercialization and market penetration strategies.”

Gene Cartwright, Ph.D.

Dr. Cartwright was CEO of Omnyx, LLC, a joint venture between GE and the University of Pittsburgh Medical Center, from 2008 to 2012. From 2005 to 2008, Dr. Cartwright served as President of Molecular Diagnostics for GE Healthcare with a focus on expanding GE’s presence in molecular diagnostics and blood testing through acquisitions. From 2001 to 2005, Dr. Cartwright was the Divisional Vice President and General Manager of Molecular Diagnostics for Abbott Diagnostics. While at Abbott, he oversaw development of Abbott’s current molecular diagnostics platform, the m2000, and its key infectious disease assays, including HIV, HCV, HBV and CT/GC.

“Nanosphere has a leading position to drive the next wave of conversion to molecular testing by delivering tests that detect dozens of targets on a sample-to-result system, enabling hospitals to save lives and money. I am happy to be joining the board at such an exciting time in Nanosphere’s development,” said Dr. Cartwright.

Dr. Cartwright received a Ph.D. in Chemistry from Stanford University, a Masters of Management from Northwestern University and a B.A. in Chemistry from Dartmouth College.

Erik Holmlin, Ph.D.

Since 2011, Dr. Holmlin has been President and CEO of BioNano Genomics, a commercial-stage company with a proprietary platform for genome mapping based on single molecule detection. Before joining BioNano Genomics, Dr. Holmlin served as an entrepreneur in residence (EIR) at Domain Associates, LLC, a leading life sciences-dedicated venture capital firm where one of his assignments was the role of President and CEO of GenVault Corporation, a provider of systems used for managing DNA collections. In 2001, Dr. Holmlin led the formation of GeneOhm Sciences, Inc., a molecular diagnostics company that brought the first rapid tests for healthcare-associated infection (HAI) to market. In 2006, Dr. Holmlin orchestrated GeneOhm’s acquisition by Becton Dickinson and then served as Vice President of Marketing and Development for Becton Dickinson.

“I am pleased to be able to join the board of Nanosphere and look forward to working with the company to help further accelerate and expand its market penetration with its first-mover advantage in certain key spaces within the infectious disease testing industry,” said Dr. Holmlin. “I look forward to building shareholder value as Nanosphere continues to expand its platform and further differentiates itself in the marketplace with a truly unique product offering.”

Dr. Holmlin holds a Ph.D. in Chemistry from Caltech, MBA degrees from the Haas School of Business at UC Berkeley and the Columbia University School of Business and an AB degree in Chemistry from Occidental College.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene System, for multiplexed infectious disease, genetic and ultra-sensitive protein testing. This easy-to-use platform offers laboratories a convenient, simple and cost-effective solution for highly sensitive nucleic acid and protein testing. Nanosphere is based in Northbrook, IL.

For additional information regarding Nanosphere’s infectious disease products, please contact Nanosphere at IDtesting@nanosphere.us or visit www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investors:

Roger Moody	Michael Rice
Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9021	646-597-6979
rmoody@nanosphere.us	mrice@lifesciadvisors.com

Media:

Lindsey Saxon

Director of Communications

Nanosphere, Inc.

847-400-9173

lsaxon@nanosphere.us